SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is dated for reference purposes only as of this 12th day of July, 2006, by and between Aeronet Worldwide, a California corporation (“Sublessor”) and New Motion, Inc., a California corporation (“Sublessee). Sublessor is a party to the primary lease defined as that certain Standard Office Building Lease (the “Lease”) dated January 6, 1998, and includes the First Amendment to Lease dated September 19, 2002, and the Second Amendment to Lease dated July 7, 2006. The Lease covers the Premises commonly known as #42 Corporate Park, Suites 100 & 150, Irvine, CA 92614 consisting of approximately 8,247 rentable square feet.

1.
Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, for the term and subject to the terms, conditions and covenants hereinafter set forth, the Property located in the State of California and described as follows:

A portion of Suite 150 that is approximately 2,190 rentable square feet located on the first floor at #42 Corporate Park, Irvine CA 92614 (the “Subleased Premises”).

2.	The term of this Sublease shall be for a period of two (2) years commencing September 1, 2006, and ending on August 31, 2008.

3.
For and during the initial two (2) year term of this Sublease, Sublessee shall pay to Sublessor Base Rent for the Subleased Premises on the first day of each month in accordance with the following schedule:

September 1, 2006 - August 31, 2007:	$4,818.00 per month
September 1, 2007 - August 31, 2008:	$5,010.72 per month

In addition to the foregoing, Sublessee shall pay its proportionate share (50%) of all applicable pass throughs/additional rent for Increases in Operating Expenses which Sublessor is responsible to pay to Landlord as defined in the Lease. In the event Sublessee fails to pay to Sublessor within five (5) days when due any installment of Base Rent or other sum to be paid to Sublessor which may become due hereunder, Sublessee will pay Sublessor on demand a late charge equal to ten percent (10%) of the past due amount and Sublessor may immediately terminate this Sublease without further notice to Sublessee. Sublessee shall be responsible for the payment of all sales, use or other taxes which may accrue as a result of Sublessee’s use of the Subleased Premises.

4.
Sublessee shall pay to Sublessor the sum of $5,010.72 (representing an amount equal to the last month’s Base Rent) as and for a security deposit to secure the performance of Sublessee’s obligations hereunder. Said security deposit shall be held by Sublessor in a non-interest bearing account and shall be returned to Sublessee at the termination of this Sublease after determination by Sublessor that the Property has been returned in its original condition, wear and tear excepted. Sublessor shall not be required to maintain a separate account for said security deposit, but rather may commingle said funds with Sublessor’s other monies.

5.	The Property shall be used by Sublessee for lawful purposes as permitted by the Lease and for no other purpose.

6.
(a) Sublessee agrees to perform and observe the covenants, conditions and terms of the Lease on the part of the Tenant to be performed and observed, except the covenant for the payment of Base Rent which shall be governed by the provisions of Paragraph 3 above.

(b) Sublessee agrees to indemnify and hold Sublessor harmless against all claims, damages, and expenses arising out of nonperformance or non-observance of such covenants, conditions and terms of the Lease.

7.
So long as Sublessee perfonns all of its obligations under the terms of this Sublease and has not defaulted under the same, Sublessor warrants that Sublessee will have quiet enjoyment and peaceful possession of the Property.

8.
Any holdover at the expiration of this Sublease with Sublessor’s consent shall be on a month-to-month basis, which tenancy may then be terminated as provided by the laws of the State of California. During such a holdover tenancy, Sublessee agrees to pay monthly to Sublessor Base Rent at the rate of one and one half times the Base Rent in effect at the time of such termination and agrees to be bound by the terms of this Sublease insofar as they are applicable.

9.
Sublessee shall not commit waste on the Property, nor maintain, commit, or permit the maintenance or commission of a nuisance thereon, or use the Property for an unlawful purpose. Sublessee shall conform to all applicable federal, state and local laws and ordinances respecting the use, condition and occupancy of the Property relating to matters not covered elsewhere herein.

10.
Sublessee has examined and accepts the condition of the demised premises and the building in which they are to be located and agrees that it is taking possession of the Property in its “as is” condition, without representations of any kind or nature whatsoever with respect to its condition or suitability for Sublessee’s intended use of the same.

11.
Sublessee shall not make alterations, additions, or improvements on the Property without first obtaining the written consent of the Sublessor and Landlord. All approved alterations, additions and improvements that shall be made at Sublessee’s sole expense, shall become Sublessor’s property, and shall remain on and be surrendered with the property as a part of the Property at the termination of this Sublease without disturbance, molestation, or injury unless otherwise directed by Sublessor or Landlord at the time of the termination of this Sublease. Nothing contained in this paragraph shall prevent Sublessee from removing those fixtures customarily used in Sublessee’s business. All damages to the building or Property caused by removal of such items shall be repaired and restored by Sublessee promptly after removal of the Property.

12.
Sublessee shall keep the Property free and clear of any and all liens arising out of any work performed, materials furnished, or obligations incurred by Sublessee, including mechanics’ liens. Failure to abide by the terms of this paragraph shall constitute a breach and default of this Sublease.

13.
Sublessee covenants and agrees that no signs or symbols shall be placed in the windows or doors of the Property, or on any exterior part of the building without the Sublessor’s prior written approval. Any sign or symbol placed on the Property that is not satisfactory to Sublessor shall be removed immediately on demand by Sublessor and if not so removed within seventy-two (72) hours, will constitute a breach and default of this Sublease.

14.
Sublessee shall allow Landlord and Sublessor, and their agents, free access at all reasonable times to the Property for the purpose of inspecting or for making repairs, additions, alterations to the Property or any property owned by or under the control of Landlord or Sublessor.

15.
Sublessor shall maintain the Property subject to the Landlord’s obligations under the Lease. Likewise, Sublessee shall assume all maintenance obligations imposed on Sublessor as Tenant pursuant to the Lease.

16.
Sublessee agrees to carry such insurance as is required of the Tenant to be maintained under the Lease. Said policies shall cover both Sublessee and Sublessor against all claims for personal injury or property damages caused by conditions or activities on the Property in amounts to be approved by Sublessor. Sublessee shall provide proof of said insurance prior to occupancy of the Subleased Premises by Sublessee.

17.
All provisions of the Lease, specifically including those regarding damage or destruction to the Property, eminent domain or condemnation proceedings, and those regarding termination of the Lease in the event of default, shall apply to Sublessee and Sublessor’s respective rights and obligations in the event of default.

18.
Waiver of one breach of a term, condition, or covenant of the Sublease by either party to this Sub-lease shall be limited to the particular instance and shall not be construed as a waiver of past or future breaches of the same or other terms, conditions or covenants.

19.
If Sublessee abandons or vacates the Property or is dispossessed for cause by Sublessor before the termination of this Sublease, or any renewal of this Sublease, Sublessor may, on giving thirty (30) days written notice to Sublessee, declare this Sublease forfeited and may then make reasonable efforts to relet the Property. Sublessee shall be liable to Sublessor for all damages suffered by reason of such forfeiture. Such damages shall include, but shall not be limited to, the following: (a) all actual damages suffered by Sublessor until the Property is relet, including reasonable expenses incurred in attempting to relet; (b) the difference between the rent received when the Property is relet and the rent reserved under this Sublease; and (c) attorneys’ fees. In addition, Sublessor shall be entitled to all remedies available at law or in equity.

20.	California law shall be used in interpreting this Sublease and in determining the rights of the parties under it.

21.	Sublessee agrees that at the expiration of this Sublease, Sublessee will quit and surrender the Property without notice and will deliver to Sublessor all keys belonging to the Property.

22.
Except where otherwise required by statute, all notices given pursuant to the provisions of this Sublease shall be in writing, addressed to the party to whom the notice is given and sent by registered or certified mail to the last known mailing address of the party. However, notices to Sublessee may be sent to the address of the Property.

23.
The terms, conditions and covenants of this Sublease shall inure to and be binding on the heirs, successors, administrators, executors and assigns of the parties to this Sublease except as otherwise provided herein.

24.
Sublessee shall not sell or assign this Sublease or any part of this Sublease, or any interest in the Property, or re-sublet the Property in whole or in part without first obtaining the written consent of the Sublessor and Landlord. This Sublease shall not be assigned by operation of law. If Sublessor and Landlord once given consent to assignment of this Sublease or of any interest therein, they shall not thereby be barred from afterwards refusing to consent to any further assignment. Any attempt to sell, assign or re-sublet the Property without written consent of Sublessor and Landlord shall be deemed sufficient grounds for dispossession and shall entitle Sublessor to seek all remedies available at law or in equity.

25.
Should either party employ an attorney to enforce any of the provisions hereof, the prevailing party is entitled to receive from the other party all reasonable costs, charges and expenses, including paralegal and attorneys’ fees, expert witness fees and appeal fees expended or incurred in connection therewith, whether resolved by out-of-court settlement, arbitration, pre-trial settlement, trial, bankruptcy or appellate proceeding.

26.
Sublessee represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no other broker, agent or other person brought about this transaction by Sublessee as a Sublessee representative. Sublessee agrees to indemnify and hold Sublessor harmless from and against any claims by and other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Sublessee with regard to this leasing transaction. The provisions of this paragraph shall survive the termination of this Sublease.

27.
This Sublease may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Sublease.

28.
This Sublease embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Sublease. Neither this Sublease nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the parties.

29.
Sublessee agrees that they shall be bound by all of the terms, conditions and provisions of the Lease, exclusive of the payment of Base Rent, as if they were the named tenant under said Lease and that Sublessor shall be entitled to exercise all of the rights, remedies and privileges provided to Landlord under said Lease, as if they were the Landlord.

30.	Option to Extend:

30.1
At the natural expiration of the term of this Sublease, Sublessor shall have the right to possession of the Subleased Premises and shall be entitled to occupy same for the remaining three (3) years of term left on the Lease.

30.2
In the event Sublessor does not require the use of the Subleased Premises, Sublessee shall have the option to extend the term of this Sublease provided that (i) Sublessee is not in default of this Sublease beyond any applicable cure periods; and (ii) Sublessee has not subleased or assigned any portion of the Subleased Premises (without Landlord’s prior written consent) at the time of its exercise, Sublessor hereby grants to Sublessee one (1), three (3) year option to extend the term of the Lease (“Option to Extend”). Said Option to Extend shall not be for any period beyond the natural expiration date of the Lease. Sublessee shall be required to give Sublessor not more than nine (9) and not less than six (6) full calendar months advance written notice (from the date that the Option period would commence) of its intent to exercise the Option to Extend. The Base Rent during the Option period shall be at the then prevailing fair market value plus reasonable annual increases but in no event less than $2.28 per RSF plus fifty percent (50%) of all Operating Expense Increases charged to Sublessor in accordance with the Lease. The exercise of the Option to Extend by Sublessee shall not automatically entitle Sublessee to any tenant improvement or refurbishment allowance.

30.3
The term “Fair Market Value” (FMV) shall mean the annual amount per rentable square foot that a willing, comparable renewal Lessee would pay and a willing, comparable Lessor of a similar type project/building would accept at aim’s length for similar space in the local Irvine area, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expenses, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; (vi) amount of tenant improvement allowance; and (vii) other generally applicable terms and conditions of tenancy for similar space, including any improvement or refurbishment allowances. The FMV may also designate periodic rental increases and/or similar economic adjustments. The FMV shall be the FMV in effect as of the beginning of the applicable option period, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper FMV as of the beginning of the option period.

30.4
Within fifteen (15) calendar days of the date that Sublessor and Sublessee mutually agree on the FMV (after Sublessee has properly exercised its Option to Extend), Sublessor shall provide Sublessee with an appropriate amendment to the Lease that documents the newly extended term and conditions thereof. Sublessee shall execute the amendment to the Sublease within fifteen (15) calendar days of the date that the amendment is delivered to Sublessee. In the event Sublessee fails to execute the amendment within the proscribed time period, the Option to Extend shall be rendered null and void.

IN WITNESS WHEREOF, Sublessor and Sublessee have caused this Sublease to be duly executed by persons hereunto duly authorized as of the date first set forth above.

LESSEE:		SUBLESSEE:

Aeronet Worldwide a California corporation		New Motion, Inc. a California corporation
by: /s/ Anthony N. Pereira, CEO	By:
Allan Legator, CFO

DATE: 8-18-06		Date: 8/18/06